Exhibit 99.1

Triumph Bancorp Completes Redemption of $25.9 million of TARP Preferred Stock

DALLAS – December 31, 2014 (GLOBE NEWSWIRE) – Triumph Bancorp, Inc. (NASDAQ: TBK) today announced that it had completed the redemption of all of the outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series T1 and Series T2 (the “TARP Preferred Stock”) issued by its wholly-owned subsidiary, National Bancshares, Inc. (“NBI”). The TARP Preferred Stock was redeemed for a total redemption price of $26.2 million, which reflects the aggregate liquidation amount of the TARP Preferred Stock and accrued dividends since the most recent dividend payment date. The redemption of the TARP Preferred Stock is not expected to impact net income to common shareholders in the fourth quarter of 2014, as the TARP Preferred Stock was carried, and was redeemed, at par value.

About Triumph

Headquartered in Dallas, Texas, Triumph Bancorp, Inc. (NASDAQ: TBK) is a financial holding company with a diversified line of community banking, specialty finance and asset management activities. We conduct banking activities through our two wholly owned bank subsidiaries, Triumph Savings Bank, SSB and Triumph Community Bank, N.A. Our banking operations include a full suite of lending and deposit products and services focused on our community banking markets, as well as commercial finance products including factoring, asset-based lending, equipment lending and healthcare lending products offered on a nationwide basis. www.triumphbancorp.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and that actual events or results may differ materially. Triumph’s expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in Triumph’s Registration Statement on Form S-1, which was declared effective by Securities and Exchange Commission on November 6, 2014. Forward-looking statements speak only as of the date made and Triumph undertakes no duty to update the information.

Source: Triumph Bancorp, Inc.

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Investor Relations:

Luke Wyse

Vice President, Finance & Investor Relations

lwyse@triumphllc.com

214-365-6936

Media Contact:

Amanda Tavackoli

Vice President, Marketing & Communication

atavackoli@triumphllc.com

214-365-6930